As filed with the Securities and Exchange Commission on October 11, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CELL THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices, including zip code)

(206) 282-7100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

2007 Employee Stock Purchase Plan

2007 Equity Incentive Plan

(Full title of the plans)

James A. Bianco, M.D.

President and Chief Executive Officer

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(206) 282-7100

(Name and address of agent for service,

Telephone number, including area code, of agent for service)

Copy to:

Karen A. Dempsey, Esq.

Heller Ehrman LLP

333 Bush Street

San Francisco, California 94104

(415) 772-6000

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
2007 Employee Stock Purchase Plan Common Stock, no par value per share, to be issued pursuant to the Cell Therapeutics, Inc. 2007 Employee Stock Purchase Plan	250,000 Shares	$3.72	$930,000	$28.55
2007 Equity Incentive Plan Common Stock, no par value per share, to be issued pursuant to the Cell Therapeutics, Inc. 2007 Equity Incentive Plan	5,000,000 Shares	$3.72	$18,600,000	$571.02

(1)	This registration statement registers shares of common stock that are issuable pursuant to the Registrant’s 2007 Employee Stock Purchase Plan and 2007 Equity Incentive Plan (which is an amendment and restatement of the 2003 Equity Incentive Plan), both of which were approved by the Registrant’s shareholders on September 25, 2007, plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low sale prices of the common stock as reported on the Nasdaq Global Market on October 8, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Cell Therapeutics, Inc. (the “Company”) are hereby incorporated by reference:

(a) Our Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2006.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal period covered by the Annual Report referred to in (a) above.

(c) The description of our common stock in our Registration Statement on Form 8-A filed with the Commission on November 15, 1996, including any amendment or report filed for the purpose of updating such information.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities. Not applicable.

Item 5.	Interests of Named Experts and Counsel. None.

Item 6.	Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Article IX of the Registrant’s Restated Bylaws provides for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by the Company for such purpose.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Registrant’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

The Registrant has entered into an indemnification agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. The Registrant agrees to hold harmless and indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee, trustee or agent of the Registrant or any related company, partnership or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity and any action, suit, claim or proceeding instructed by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the Registrant’s Board of Directors. No indemnity pursuant to the indemnification agreements shall be provided by the Registrant on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the Registrant in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, and amendments thereto, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Registrant.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits.

Exhibit Number
5.1	Opinion of Heller Ehrman LLP

10.1	2007 Employee Stock Purchase Plan

10.2	2007 Equity Incentive Plan

23.1	Consent of Stonefield Josephson, Inc., Independent Registered Public Accounting Firm

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.3	Consent of Heller Ehrman LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included in signature page to this registration statement)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 25, 2007.

CELL THERAPEUTICS, INC. a Washington corporation

Dated: September 25, 2007	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Bianco and Louis A Bianco, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES A. BIANCO, M.D. James A. Bianco, M.D.	Chief Executive Officer, President (Principal Executive Officer) and Director	September 25, 2007

/S/ LOUIS A. BIANCO Louis A. Bianco	Executive Vice President, Finance and Administration (Principal Executive Officer)	September 25, 2007

/S/ JOHN H. BAUER John H. Bauer	Director	September 25, 2007

Vartan Gregorian, Ph.D.	Director

/S/ RICHARD L. LOVE Richard L. Love	Director	September 25, 2007

/S/ MARY O. MUNDINGER, DR. PH Mary O. Mundinger, Dr. PH	Director	September 25, 2007

/S/ PHILLIP M. NUDELMAN, PH.D. Phillip M. Nudelman, Ph.D.	Director	September 25, 2007

/S/ JACK W. SINGER, M.D. Jack W. Singer, M.D.	Director	September 25, 2007

/S/ FREDERICK W. TELLING, PH.D. Frederick W. Telling, Ph.D.	Director	September 25, 2007

INDEX TO EXHIBITS

Exhibit Number
5.1	Opinion of Heller Ehrman LLP

10.1	2007 Employee Stock Purchase Plan

10.2	2007 Equity Incentive Plan

23.1	Consent of Stonefield Josephson, Inc., Independent Registered Public Accounting Firm

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.3	Consent of Heller Ehrman LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included in signature page to this registration statement)